                                                                 Exhibit 10.16.2


                                                     September 30, 2000



Greater Bay Bancorp
2860 W. Bayshore Road
Palo Alto, CA 94303
Attention: Kamran Husain

Dear Mr. Husain:


          This letter amendment (this "Amendment") is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and Greater Bay Bancorp ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of November 4, 1999, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

          1. The Agreement is hereby amended (a) by deleting "November 2, 2000" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "October 30, 2001," and (b) by deleting "Twenty Five Million Dollars ($25,000,000.00)" as the maximum principal amount available to Borrower under the Line of Credit, and by substituting for said amount "Forty Million Dollars ($40,000,000.00)," with such changes to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change. In no event shall proceeds of the Line of Credit be used to finance acquisitions.

          2.   Section 1.1(b) is hereby amended to read as follows:

               "(b) Borrowing and Repayment. Borrower may from time to time
                    -----------------------
               during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that (i) the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above, and that (ii) Borrower shall maintain a zero balance on the Line of Credit for a period of 30 consecutive calendar days during the term of the Line of Credit."

          3.   Section V.3(a) is hereby amended to read as follows:

               "(a) not later than 95 days after and as of the end of each fiscal year, an audited consolidated financial statement of Borrower, prepared by independent certified public accountants acceptable to Bank, and an unconsolidated financial statement of Borrower, prepared by Borrower, in all cases to include balance sheet, income statement, and statement of cash flows, together with, for the audited statements, an unqualified opinion;"

          4. The introductory paragraph of Section V.9 is hereby amended to read as follows:

               9.   Financial Condition. Maintain Borrower's financial condition
                    -------------------
               (and, with respect to paragraphs (c) and (d) below, cause all of Borrower's subsidiaries or Bank Subsidiaries (as applicable) to maintain their combined financial condition) as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending September 30, 1999:

          5.   The following is hereby added to the Agreement as Paragraph
               V.9(d):

               (d) Non-Performing Assets not greater than one and fifteen hundredths percent (1.15%) of all Bank Subsidiaries' total loans and OREO, determined as of the end of each fiscal quarter, with Non-Performing Assets defined as the sum of all Bank Subsidiaries' non-performing loans and OREO, and with OREO defined as other real estate owned.

          6.   Section V.10 (Other Indebtedness) is hereby deleted.

          7.   Section V.14 (Year 2000 Compliance) is hereby deleted.

          8. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $40,000.00.

          9. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

          10. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

          11.  The effective date of this Amendment shall be October 19, 2000.

     Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions. If not acknowledged on or before October 31, 2000, Bank agreements herein shall be null and void.

                                    Sincerely,

                                    WELLS FARGO BANK,
                                      NATIONAL ASSOCIATION


                                    By: /s/ Julius L. Young Jr.

                                    Title: Vice President


Acknowledged and accepted as of September 30, 2000:


GREATER BAY BANCORP

By: /s/ Steven C. Smith

Title: Executive Vice President, Chief Administrative Officer and Chief Financial Officer

By: /s/ Kamrain F. Husain

Title: Senior Vice President, Finance & Risk Management

                         REVOLVING LINE OF CREDIT NOTE


$40,000,000.00                                         San Francisco, California
                                                       October 19, 2000

     FOR VALUE RECEIVED, the undersigned GREATER BAY BANCORP ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 420 Montgomery, San Francisco, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Million Dollars ($40,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

     (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

     (b) "Fixed Rate Term" means, for each advance requested hereunder, a period of three (3) months commencing initially on the Business Day on which such advance is made, and automatically renewing for a period of 3 months at the end of each such 3 month period (or renewed period), during which the outstanding principal amount under this Note related to such advance bears interest determined in relation to LIBOR as in effect on the first Business Day of the applicable 3 month period; provided however, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day that is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

     (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

     LIBOR =           Base LIBOR
                -----------------

                100% - LIBOR Reserve Percentage

"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

  (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

     (a) Interest.  The outstanding principal balance of this Note shall bear
         --------
interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be two fifths percent (0.40%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. Bank is hereby authorized to note the interest rate applicable to this Note during the term hereof and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

     (b)  Additional LIBOR Provisions.
          ---------------------------

     (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then the outstanding principal balance hereof, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

     (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank to maintain interest rates based on LIBOR, then any such unlawful LIBOR-based loans then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based loans to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based loans shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR based interest loans made available to Borrower hereunder, and, absent manifest error, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

  (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

     (A) subject Bank to any tax, duty or other charge with respect to making any LIBOR based loans, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

     (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

     (C)  impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR based loans hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR based loans. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR based loans made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

     (d) Payment of Interest.  Interest accrued on this Note shall be payable on
         -------------------
the last day of each month, commencing November 30, 2000 and on the maturity date of this Note.

     (e) Default Interest.  From and after the maturity date of this Note, or
         ----------------
such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

     (a) Borrowing and Repayment.  Borrower may from time to time during the
         -----------------------
term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on October 30, 2001.

     (b) Advances.  Advances hereunder, to the total amount of the principal sum
         --------
stated above, may be made by the holder at the oral or written request of (i) Kamran Husain, Steven Smith, Shawn Saunders or Mark Eschen, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

     (c) Application of Payments.  Each payment made on this Note shall be
         -----------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

     (a) Borrower may prepay principal on any portion of this Note at any time and in any amount. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

     (i)    Determine the amount of interest which would have accrued each month
            ---------
            on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

     (ii)   Subtract from the amount determined in (i) above the amount of
            --------
            interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

     (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:


     The occurrence of any of the following shall constitute an "Event of Default" under this Note:

          (a) The failure to pay, within 5 calendar days after the due date, any principal, interest, fees or other charges hereunder or under any contract, instrument or document executed in connection with this Note; provided however, that with respect to interest, fees or other charges, no Event of Default shall be deemed to have occurred if the same are paid later than the fifth day after the applicable due date but within 30 days after the applicable due date no more than two times during the term of this Note.

     (b) The filing of a petition by or against Borrower under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors (and, if
                                                                    ---
filed against Borrower, the proceeding in question is not dismissed within 60 days after its filing, provided further, that Bank shall not be required to make advances during such 60 day period); the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower; Borrower becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Borrower with a book value of $5,000,000.00 or more.

     (c)     The dissolution or liquidation of Borrower.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which Borrower has incurred (i) any obligation for borrowed money, (ii) any purchase obligation, or (iii) any other liability of any kind to any person or entity, including the holder, and, in the cases of (ii) or (iii)
                                            ---
the obligation or other liability exceeds $5,000,000.00, and, in the cases of
                                                         ---
(i), (ii) or (iii), the creditor has taken action(s) with respect to such default, which action may consist solely of the sending of a notice of default.

     (e) Any financial statement provided by Borrower to Bank proves to be incorrect, false or misleading in any material respect.

     (f) Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust, mortgage or other document executed in connection with or securing this Note, and, if such violation or breach is by
                                       ---
its nature susceptible of being cured, the same is not cured within 30 days after the date Borrower first knew (or, using reasonable due diligence, should have known) thereof.

MISCELLANEOUS:

     (a)     Remedies. Upon the occurrence of any Event of Default, the holder
             --------
of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     (b)     Governing Law.  This Note shall be governed by and construed in
             -------------
accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

GREATER BAY BANCORP

By: /s/ Steven C. Smith
Title: EVP, CFO & CAO

By: /s/ Kamran F. Husain
Title: SVP, Finance & Risk Management